Exhibit 10.2
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of February 6, 2020 and effective as of February 6, 2020 (the “Effective Date”), is by and among United Natural Foods, Inc., a Delaware corporation (the “Company”) and Steven L. Spinner (the “Employee”).

WI T N E S S E T H:

WHEREAS, Employee currently serves as the Company’s Chairman and Chief Executive Officer pursuant to that certain Employment Agreement dated as of November 5, 2018 (the “Employment Agreement”);

WHEREAS, the Initial Term of the Employment Agreement expires on July 31, 2020, and the Employment Agreement provides that the parties may agree to extend the term until the end of the Company’s 2021 fiscal year;

WHEREAS, the Company has requested that Employee agree to extend the term of the Employment Agreement until the end of Company’s 2021 fiscal year, or such earlier date as his successor as the Company’s CEO is duly appointed (the “Term End Date”);

WHEREAS, Employee is retirement eligible under the terms of the Employment Agreement;

WHEREAS, in consideration of Employee agreeing to extend the term of the Employment Agreement, as opposed to retiring at the end of the Initial Term, the Company agrees it is in the best interest of the Company to enter into this Amendment to the Employment Agreement to provide for the severance benefits described herein; and

WHEREAS, Employee agrees to the extension of the term of the Employment Agreement, upon the terms and conditions contained in this Amendment, which shall amend and modify the terms of the Employment Agreement, which shall otherwise remain hereafter in full force and effect.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee do hereby agree as follows:

1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Employment Agreement.

2.    Amendments.

2.1    Term. The “Term” of the Employment Agreement set forth in Section 2 is hereby amended to continue until the earlier of (x) July 31, 2021, or (y) the date the Employee’s successor as the Company’s CEO is duly appointed.

2.2    Section 4.4(a)(ii)(A) is hereby amended to read as follows:

“(A) pay to the Employee an amount equal to two (2) times (x) the greater of Employee’s Base Salary as stated in Section 3.1, or the Employee’s Base Salary, as in effect on the

Termination Date, and (y) the Employee’s annual cash incentive bonus at target levels of performance under the applicable annual cash incentive plan approved by the Committee for the fiscal year in which the Termination Date occurs, payable in a lump sum on the 190th calendar day following the Termination Date (subject to a payment on a different date or dates to the extent necessary to comply with Section 409A of the Code). The Severance Delay Period shall mean the 60 day period following the Termination Date.”

2.3    The following sentence is deleted from Section 4.4(a):

“The Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period, and the remaining payments shall continue for the remainder of the Severance Payment Period and on the same terms and with the same frequency as the Employee’s Base Salary was paid prior to such termination.”

And replaced with the following:

“The COBRA Amount, if due below, shall be payable on the 190th calendar day following the Termination Date.”

2.4    Section 4.4 is hereby amended to add new Subsection 4.4(f) as follows:

(f)    In consideration of Employee extending the Term of this Agreement, upon the Term End Date, Employee shall be entitled to the payments set forth in Section 4.4(a)(i) and 4.4(a)(ii)(A) and (B) hereof, where the last day of the Term shall be deemed the Termination Date. In addition, the Employee shall also receive the COBRA Amount as provided in Section 4.4(a). Outstanding equity awards shall vest and be payable in accordance with Section 4.6. Payments required by all sections of the Agreement, including Section 4.4(a)(ii)(A), 4.4(a)(ii)(B) and Section 4.6 shall be made in accordance with the terms set forth in those sections; provided, however, that restricted stock units that vest as of the Term End Date under Section 4.6 shall be payable on the 190th calendar day following the Termination Date. In addition, the provisions of Section 3 of this Amendment shall apply in the event a Change in Control occurs.”

Payments made under this Section 4.4(f) and any other sections of the Agreement as may be applicable, shall be subject to Employee’s compliance with the provisions of Section 4.4(b), 5.1 and 5.2.

Further, for greater clarity, payments under this Section 4.4(f) are payable as a result of the completion of the Term and the occurrence of the Term End Date only. Other basis for termination under Sections 4.2, 4.3, 4.4(a), and 4.4(c), for example may apply prior to the Term End Date, triggering payments under those sections, respectively, and not Section 4.4(f).

2.4    Employee is retirement eligible as defined in the Employment Agreement, and as such, upon the Term End Date, Employee’s outstanding equity awards shall vest and become payable pursuant to Section 4.6; provided, however that the Compensation Committee shall consider the final date that services are rendered to the Company and such other factors as it reasonably determines to be appropriate, in determining the application of the proration provisions of Section 4.6.

2.5    Section 5.1 is hereby amended to add the following companies to the list of competitors included therein: SpartanNash Company, Associated Grocers, Inc., Associated Wholesale Grocers, Inc., URM Stores, Inc. and Bozzuto’s Inc.

3. No Other Amendments. (A) Except as expressly provided herein, each of the other provisions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed. For greater clarity, however, in no event shall Employee be entitled to multiple severance arrangements or duplicate payments under this Employment Agreement. For example, if, after the date hereof, Employee terminates this Agreement for Good Reason, then the payments required under Section 4.4(a) shall apply, or if a Change in Control occurs after the Effective Date hereof and prior to the Term End Date, then in the event that the Employee is terminated without Cause or resigns for Good Reason the provisions of 4.4(c) hereof shall control to determine the payments required under the Employment Agreement (subject further to Section 3(B) below), but in no event shall the payments described in Section 4.4(f) apply in addition to other severance payments that may be payable under Sections 4.4(a) or 4.4(c) of the Employment Agreement.

(B) Notwithstanding anything set forth in this Employment Agreement to the contrary, and for greater clarity, in the event an agreement to effect a Change in Control has been entered into by the Company and a third party and remains in effect or has been consummated, and the Term End Date occurs because a new CEO has been appointed, then Employee shall be deemed to have been terminated without cause on the Term End Date in connection with the Change in Control, and he shall be entitled to the payments under Section 4.4(c) hereof whether or not a Change in Control has been completed prior to the Term End Date, and Employee shall not be entitled to those payments described under Section 4.4(f). If, however, in the event an agreement to effect a Change in Control with a third party has been entered into and the Term End Date occurs due to the passage of time through July 31, 2021 and Employee remains the CEO until July 31, 2021, even if the Change in Control agreement remains in effect, then Employee shall be entitled to the payments set forth in Section 4.4(f) and not Section 4.4(c).

4.    Form of Release. Attached hereto as Exhibit A is the Form of Release that is mutually agreeable to the Company and the Employee as contemplated by Section 4.4(b) of the Agreement. As this Release is now agreed upon, the Release attached as Exhibit A must be executed and delivered by the Employee to the Company within five (5) days of the Termination Date.

[signature page to follow]

IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first written above.

EMPLOYEE:

/s/ Steven L. Spinner

Steven L. Spinner

COMPANY:

UNITED NATURAL FOODS, INC.

By: /s/ Jill E. Sutton
Name: Jill E. Sutton
Title: Chief Legal Officer, General Counsel

1.	GENERAL RELEASE

This General Release (this “Release”) is entered into by and between UNITED NATURAL FOODS, INC., and all its past and present subsidiary, related, and affiliated companies (collectively, “UNFI” or “the Company”) and ___________ (the “Employee”) in connection with the Employee’s termination of employment with the Company.

The Employee and the Company hereby agrees as follows:

1.
Separation Date. On _______ (the “Separation Date”), the Employee’s employment as an employee of the Company terminated. As of the Separation Date, the Employee will cease to hold any and all positions as an officer of the Company and each of its affiliates. The Employee agrees to execute any and all reasonable additional documents necessary and solely to effectuate such resignations.

2.	Release of the Company.

a.
The Employee on behalf of the Employee, the Employee’s spouse, heirs, administrators, representatives, executors, successors, assigns and all other persons claiming by or through the Employee (collectively, “Releasors”), does hereby voluntarily, knowingly and willingly release, waive and forever discharge the Company, together with each of its past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any and all obligations of any of the Releasees to any Releasors for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the Employee or any other Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Release, including but not limited to, (A) any such Claims relating in any way to the Employee’s employment with the Company or any other Releasee, and (B) any such Claims arising under any federal, local, or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, Minnesota Human Rights Act, Minn. Stat. §§ 363A.01-363A.41; Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66-181.71; Minn. §§ 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; Minn. Stat. §§ 181.940-181.944, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of the Employee’s employment with the Company or any other Releasee; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Employee and the Company or any other Releasee. Notwithstanding the foregoing, this Section 2(a) shall not release any Releasee from any claims or rights described in Section 2(c).

b.
The Employee agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any of the Releasees or the Employee of any improper or unlawful conduct. The Employee further acknowledges and agrees that the Company and each of the other Releasees have fully satisfied any and all obligations owed to the Employee arising out of or relating to Employee’s employment with and termination of employment from the Company and any other Releasees, and that no further sums, payments, or benefits are owed to the Employee by the Company or any of the other Releasees arising out of or relating to the Employee’s employment with, or termination of employment from, the Company or any of the other Releasees, except as expressly provided in this Release.

c.
Notwithstanding anything in this Release to the contrary, Releasors do not release or waive, and this Release is not intended to, and does not, apply to, and shall not be construed to apply to: (i) entitlements the Employee or any Releasor may have under this Release, or any obligations of any of the Releasees thereunder; (ii) any Released Claims the Employee cannot waive under applicable law, such as the right to make a claim for unemployment or worker’s compensation benefits; (iii) any claim or right to vested benefits under any 401(k) plan, pension plan or profit sharing plan of the Company or its affiliates, or properly incurred unreimbursed business expenses (or other compensation due through the Separation Date), as applicable; (iv) any claim or right to continuation of health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (or similar law); (v) any claim that arises after this Release is signed; (vi) waive or release any right to indemnification, or directors’ and officers’ liability coverage, that the Employee or any Releasor may have pursuant to the Company’s or its affiliates’ bylaws, charter or any applicable insurance policy or other agreements under which the Employee is entitled to indemnification or directors’ and officers’ liability coverage; or (vii) any obligations of the Company to make payments to the Employee, or to deliver shares of equity or cash in lieu thereof, or any other payments of any nature or type, all of the foregoing as contemplated under and in accordance with the terms of the Employment Agreement between the Company and Employee, effective as of October 22, 2018, as amended thereafter.

3.
ADEA; Revocation. This Release includes, but is not limited to, a release of claims arising under the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (“ADEA”) and the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq. The Employee has been informed of the Employee’s right to review and consider this Release for 21 calendar days, if the Employee so chooses, and understands that Employee may sign this Release before the 21-day period has ended, but if the Employee does so, the Employee is waiving and releasing any rights to the full 21-day period. In no case may the Employee sign this Release before close of business on the Separation Date. The Employee understands and agrees that changes to this Release, whether material or immaterial, will not restart the 21-day consideration period. This Release will not become effective until the 15th calendar day after the date on which the Employee signs this Release. The Employee understands that the Employee may rescind the Employee’s execution of this Release by providing written notice to the Company in accordance with the following sentence. To be effective, the rescission must be in writing and delivered to the Company either by hand or by mail within the 15-day period. If delivered by mail, the rescission must be: (i) postmarked within the 15-day period; (ii) properly addressed to United Natural Foods, Inc., Stephanie Soto, SVP, Human Resources, 313 Iron Horse Way, Providence, RI 02908; and (iii) sent by certified mail, return receipt requested. In the event of such a rescission by the Employee, the Company’s obligations under this Release shall be null and void, but the cessation of the Employee’s employment will be unaffected.

4.
Acknowledgment. The Employee acknowledges and agrees that (a) the Employee has read and understands this Release in its entirety; (b) the Company has advised the Employee to consult with an attorney of the Employee’s choosing, specifically concerning this Release, its meaning and its effect, prior to executing this Release and that the Employee has had the opportunity to do so; (c) the Employee’s waiver of rights under this Release is knowing and voluntary and the Employee is entering into this Release willingly; (d) the Employee has a full understanding of the nature of this Release and the consequences of its terms; and (e) that, by assenting to this Release, the Employee will be receiving payments and benefits to which the Employee would not otherwise be entitled.

5.
Restrictive Covenants. The Employee acknowledges and agrees that the confidentiality, noncompetition or non-solicitation provisions or similar provisions set forth in each of (a) any employment agreement the Employee may have with UNFI; or (b) any award agreement corresponding to an equity award received by the Employee, as amended (if applicable), shall remain in full force and effect following the Separation Date in accordance with their respective terms. Employee reaffirms all such obligations as if fully set forth herein.

6.	Permitted Disclosures.

a.
Nothing in this Release shall prohibit the Employee from responding to a subpoena, court order, investigation or similar legal process; provided, however, that, to the extent permitted by such subpoena, court order, investigation or legal process, the Employee agrees to notify the Company’s Office of the General Counsel in writing at the address below prior to making any such disclosure sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order, investigation or similar legal process as soon as reasonably practicable after receiving or receiving notice of a subpoena or court order requesting disclosure of such information: United Natural Foods, Inc., Office of the General Counsel, 313 Iron Horse Way, Providence, RI 02908.

b.
Pursuant to 18 U.S.C. § 1833(b), the Employee understands that the Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Employee’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Employee understands that if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Release, or any other agreement that the Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Release or any other agreement that the Employee has with the Company shall prohibit or restrict the Employee from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.
Agreement to Cooperate. The Employee also agrees to cooperate, at such reasonable times as may be reasonably requested in advance by the Company, with the Company in regard to any material legal matter, litigation, pre-litigation, administrative, governmental or other judicial proceeding, inquiry or investigation involving the Company and concerning any matters as to which the Employee was actively involved during the Employee’s employment or as to which Employee has direct knowledge. This includes, but is not limited to, providing the Company with complete and accurate information or providing truthful testimony in any proceeding. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee in connection with such undertakings (including reasonable attorneys’ fees). Notwithstanding the foregoing, the Employee shall not be obligated to provide such cooperation if such cooperation materially interferes with the Employee’s ability to perform his or her duties with any new employer or is in contravention of any Constitutional rights.

8.
Return of Property. The Employee acknowledges that Employee has returned all Company property in the Employee’s possession, including any materials stored on a cloud storage site, prior to the date hereof including, but not limited to, equipment, ID cards, Corporate Cards, all copies of customer lists, forms, plans, documents, systems designs, product features, technology or other written and computer materials belonging to the Company or its clients. The Employee will not at any time copy or reproduce any of the Company’s or its customers’ property. The Employee further understands that all designs, improvements, writings and discoveries made by the Employee during employment that relate to the Company’s business is the exclusive property of the Company and the Employee cannot use, disclose, sell or give them to anyone else.

9.
Entire Agreement. This Release, inclusive of the agreements and plans referenced herein, is the entire agreement between the Employee and the Company concerning the Employee’s employment and the termination of the Employee’s employment. It is the Employee’s intent to be legally bound by the terms of this Release. No amendments, modifications or waivers of this Release shall be binding unless made in writing and signed by both Employee and the Company.

10.
No Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Release to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Release or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time.

11.	Severability. The Employee and the Company agree that if any part, term or provision of this Release should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Release shall not be affected or impaired in any way. To the extent permitted by applicable law, the Employee and the Company waive any provision of law that renders any provision of this Release invalid or unenforceable in any respect.

12.	Governing Law. This Release will be governed by the laws of the State of Delaware, without giving effect to its conflict of laws rules.

13.
Construction. The Employee acknowledges and agrees that no promises or representations have been made to induce the Employee to sign this Release other than as expressly set forth herein and that the Employee has signed this Release as a free and voluntary act. Further, this Release has been entered into after review of its terms by the Employee and the Employee’s counsel. Therefore, there shall be no strict construction for or against either party. No ambiguity or admission shall be construed against the Company on the grounds that this Release or any of its provisions was drafted or prepared by the Company.

14.	Counterparts. This Release may be executed in counterparts, each of which will be deemed an original but all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Employee and United Natural Foods, Inc., hereby execute this Release.

Dated:
EMPLOYEE

Dated:                             United Natural Foods, Inc.

By: